Exhibit 99.1
News Release

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Senior Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS FOURTH QUARTER NET INCOME
AND SOLID NET INTEREST MARGIN

WAYNE, NJ – January 25, 2018 -- Valley National Bancorp (NYSE:VLY), the holding company for Valley National Bank, today reported net income for the fourth quarter of 2017 of $26.1 million, or $0.09 per diluted common share, as compared to the fourth quarter of 2016 earnings of $50.1 million, or $0.19 per diluted common share, and net income of $39.6 million, or $0.14 per diluted common share, for the third quarter of 2017. The fourth quarter of 2017 results include $22.6 million of charges (representing a $0.09 per share decrease in earnings) from the impact of the Tax Cuts and Jobs Act (Tax Act) and $1.4 million (or $1.0 million after-tax) of merger expenses related to the USAmeriBancorp, Inc. ("USAB") acquisition effective January 1, 2018. Excluding these charges, our adjusted net income was $49.7 million, or $0.18 per diluted common share, for the fourth quarter of 2017. See the "Consolidated Financial Highlights" tables below for the reconciliation of this and other non-GAAP measures.

Net income for the year ended December 31, 2017 was $161.9 million, or $0.58 per diluted common share, compared to 2016 earnings of $168.1 million, or $0.63 per diluted common share. The earnings for the year ended December 31, 2017 included the Tax Act charge, $9.9 million ($5.7 million after-tax) related to our LIFT earnings enhancement program and $2.6 million ($2.3 million after-tax) of USAB merger related expenses. Excluding these charges, our adjusted net income was $192.5 million, or $0.69 per diluted common share for the year ended December 31, 2017.
Key financial highlights for the fourth quarter:

•
Net Interest Income: Net interest income on a tax equivalent basis of $173.9 million for the fourth quarter of 2017 increased $7.1 million as compared to the third quarter of 2017 largely due to our solid loan growth and higher commercial loan fees.

•
Net Interest Margin: Our net interest margin on a tax equivalent basis increased 9 basis points to 3.17 percent in the fourth quarter of 2017 as compared to 3.08 percent for the third quarter of 2017. See the "Net Interest Income and Margin" section below for more details.

•
Loan Portfolio: Loans increased $130.1 million, or 2.9 percent on an annualized basis, to approximately $18.3 billion at December 31, 2017 from September 30, 2017 largely due to solid commercial, auto and consumer loan volumes, partially offset by increased secondary residential mortgage banking activity and a decline in construction loan advances during the fourth quarter. See additional information under the "Loans, Deposits and Other Borrowings" section below.

•	Credit Quality: Net loan recoveries totaled $772 thousand for the fourth quarter of 2017, and represented our second consecutive quarter of net recoveries. Due to the strong collections, net

Valley National Bancorp (NYSE: VLY)
2017 Fourth Quarter Earnings
January 25, 2018

charge-offs for year ended were only $2.1 million, or 0.01 percent of average loans for year ended December 31, 2017. Non-accrual loans also represented only 0.26 percent of total loans at December 31, 2017.

•
Efficiency Ratio: Excluding LIFT program expenses, merger expense and amortization of tax credit investments (included in non-interest expense), our (non-GAAP) adjusted efficiency ratio was 57.44 percent for the fourth quarter of 2017 as compared to 59.21 percent for the third quarter of 2017.

•
Tax Act: During the fourth quarter of 2017, we incurred a $22.6 million charge due the impact of the Tax Cuts and Jobs Act. Of the $22.6 million, $18.3 million relates to the estimated tax expense from the re-measurement of net deferred tax assets and the remaining $4.3 million is losses from adjustments to low income housing and tax-advantaged renewable energy investments included in non-interest expense.

Final financial results and other disclosures will be reported in our Annual Report on Form 10-K for the year ended December 31, 2017, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.
"Valley made substantial progress towards greater profitability in 2017," said Ira Robbins, CEO and President. "Excluding infrequent charges, our adjusted net income for the fourth quarter of 2017 was up over 7 percent from the third quarter of 2017, and our full-year 2017 adjusted net income increased over 14 percent from 2016."
"Our previously announced LIFT initiative is well on track to deliver on the targets we laid out during our second quarter of 2017 earnings call. The recently closed acquisition of USAB has positioned us well to pursue strong organic growth in 2018 and beyond. Furthermore, we made significant progress implementing the first phase of our technology enhancements over the course of 2017, which is already helping to improve customer engagement. While there is still much heavy lifting to be done, we are pleased with the strides we have made on our quest to increase our relevance to our customers and the communities we serve. We look forward to demonstrating consistent progress as we achieve our strategic goals."
Net Interest Income and Margin
Net interest income on a tax equivalent basis totaling $173.9 million for the fourth quarter of 2017 increased $7.1 million and $7.3 million as compared to the third quarter of 2017 and fourth quarter of 2016, respectively. Interest income on a tax equivalent basis increased $8.8 million to $222.5 million for the fourth quarter of 2017 as compared to the third quarter of 2017 largely due to a 13 basis point increase in the yield on average loans and an increase of $236.4 million in average loans. The increase in loan yield was supplemented by a combined increase of $2.2 million in periodic commercial loan fee income related to derivative interest rate swaps executed with customers and loan prepayment penalty fees as compared to the third quarter of 2017, as well as higher interest accretion on certain acquired PCI loan pools caused by improvements in forecasted cash flows. Interest expense of $48.5 million for the three months ended December 31, 2017 increased $1.7 million and $11.8 million from the third quarter of 2017 and fourth quarter of 2016, respectively. During the fourth quarter of 2017, our interest expense

Valley National Bancorp (NYSE: VLY)
2017 Fourth Quarter Earnings
January 25, 2018

on deposits increased by $2.2 million from the linked third quarter largely due to higher rates on certain retail money market and time deposit offerings. Interest expense on long-term borrowings also increased $1.2 million in the fourth quarter of 2017 as compared to the third quarter of 2017 due to an increase of $312.2 million in the average balances. Average long-term borrowings in the fourth quarter of 2017 increased as compared to the third quarter of 2017 mostly due to new long-term FHLB borrowings replacing a portion of our short-term borrowings that matured during the third and fourth quarters of 2017. Both the interest expense on short-term borrowings and average balances declined by $1.7 million and $526.4 million, respectively, during the fourth quarter of 2017 as compared to the third quarter of 2017 due to the partial shift to longer term funding and a reduction in borrowings due to the success of our deposit gathering initiatives in the second half of 2017.
The net interest margin on a tax equivalent basis was 3.17 percent for the fourth quarter of 2017, an increase of 9 basis points from 3.08 percent in the linked third quarter of 2017 and a 10 basis point decrease from 3.27 percent for the fourth quarter of 2016. The yield on average interest earning assets increased by 11 basis points on a linked quarter basis. The higher yield was mainly a result of the 13 basis point increase in the yield on average loans to 4.28 percent for the fourth quarter of 2017. The overall cost of average interest bearing liabilities increased by 3 basis points from 1.19 percent in the linked third quarter of 2017. The increase was primarily due to a 4 basis point increase in the cost of deposits. Our cost of deposits totaled 0.65 percent for the fourth quarter of 2017 as compared to 0.61 percent for the three months ended September 30, 2017.
Non-Interest Income
Non-interest income increased $1.5 million to $27.6 million for the three months ended December 31, 2017 from $26.1 million for the third quarter of 2017 mainly due to increases of $1.2 million and $855 thousand in other income and net gains on sales of loans, respectively, partially offset by moderate declines in several other categories.
Non-Interest Expense
Non-interest expense increased $3.8 million to $136.3 million for the fourth quarter of 2017 as compared to the third quarter of 2017. During the fourth quarter, the amortization of tax credit investments increased by $11.9 million due to the timing of tax credits and $4.3 million in impaired investment charges related to the Tax Act. Net occupancy and equipment expense increased $1.1 million due to moderate increases in depreciation, repairs and maintenance and real estate tax expenses as compared to the third quarter of 2017. These increases were partially offset by decreases of $5.4 million and $4.6 million in professional and legal fees and salary and employee benefits, respectively, as compared to the third quarter of 2017 largely due to charges related to LIFT program in the third quarter (See "Earnings Enhancement Program" section below for details). While salary and benefits declined during the fourth quarter, the decrease was net of additional salary and commissions expense related to investments in human capital primarily within our technology and residential mortgage consultant teams.
Earnings Enhancement Program
In the third quarter of 2017, we completed the idea generation and approval phase of our company-wide earnings enhancement initiative called LIFT. As a result of these efforts, we currently expect to achieve approximately $22 million in total cost reductions and revenue enhancements on an annualized pre-tax run-rate. Implementation of the LIFT program resulted in employee severance and other implementation

Valley National Bancorp (NYSE: VLY)
2017 Fourth Quarter Earnings
January 25, 2018

costs totaling approximately $9.9 million ($5.8 million after-tax) during both the third quarter and the year ended December 31, 2017. We estimate an additional $1.1 million of costs will be incurred during the planned implementation phase of the initiative enhancements which are expected to be fully phased-in by June 30, 2019. Mostly during the second half of 2017, Valley implemented several enhancements that resulted in pre-tax cost reductions of $5.6 million. These reductions are expected to be approximately $11.4 million on an annualized pre-tax basis beginning in the first quarter of 2018.
Income Tax Expense
Income tax expense was $35.0 million for the fourth quarter of 2017 and reflected the estimated impact of the Tax Act, consisting of an $18.3 million charge resulting from the re-measurement of Valley's estimated net deferred tax asset as of December 31, 2017. Excluding the $18.3 million charge and the $4.3 million impairment of tax credit investments related to the Tax Act, the effective tax rate was 25.5 percent for the fourth quarter of 2017 as compared to 30.1 percent and 26.8 percent for the third quarter of 2017 and fourth quarter of 2016, respectively. For 2018, we currently estimate that our effective tax rate will range from 21 percent to 23 percent primarily reflecting the impacts of the Tax Act, tax-exempt income, tax-advantaged investments and general business credits.
Loans, Deposits and Other Borrowings
Loans. Loans increased $130.1 million to approximately $18.3 billion at December 31, 2017 from September 30, 2017, net of an $84.6 million decline in the PCI loan portion of the portfolio. During the fourth quarter of 2017, Valley also originated $243 million of residential mortgage loans for sale (rather than held for investment) and sold approximately $88 million of loans from the residential mortgage loan portfolio. Loans held for sale totaled $15.1 million and $13.3 million at December 31, 2017 and September 30, 2017, respectively.
Total commercial and industrial loans increased $34.5 million from September 30, 2017 to approximately $2.7 billion at December 31, 2017 due to a $44.4 million, or 7.1 percent on an annualized basis, increase in the non-PCI loan portfolio, partially offset by normal run-off in the PCI loan portfolio.
Total commercial real estate loans (excluding construction loans) increased $145.7 million from September 30, 2017 to $9.5 billion at December 31, 2017 mostly due to a $202.0 million, or 9.7 percent on an annualized basis, increase in the non-PCI loan portfolio. The increase in non-PCI loans was mainly caused by solid organic loan volumes in New York, New Jersey and Florida. The loan growth was partially offset by a $56.3 million decline in the acquired PCI loan portion of the portfolio and non-PCI loan repayments, partly caused by our continued focus to manage weaker credit relationships out of the portfolio. Construction loans decreased $52.5 million to $851.1 million at December 31, 2017 from September 30, 2017. The decrease was mainly due to completed construction projects during the fourth quarter and a decline in advances on new construction projects.
Total residential mortgage loans decreased $82.4 million, or 11.2 percent on annualized basis, to approximately $2.9 billion at December 31, 2017 from September 30, 2017 mostly due to a larger percentage of loans originated for sale rather than investment and the portfolio loans sold during the fourth quarter of 2017. Our growing team of home mortgage consultants continued to produce strong origination volumes during the fourth quarter. New and refinanced residential mortgage loan originations

Valley National Bancorp (NYSE: VLY)
2017 Fourth Quarter Earnings
January 25, 2018

were approximately $291 million for the fourth quarter of 2017 as compared to $307 million for the third quarter of 2017. Of the $291 million in total originations, $23.0 million, or 7.9 percent, represented new residential mortgage loans originated in Florida.
Home equity loans totaling $446.3 million at December 31, 2017 decreased by $2.6 million as compared to September 30, 2017 largely due to PCI loan repayment activity.
Automobile loans increased by $37.2 million, or 12.7 percent on an annualized basis, to $1.2 billion at December 31, 2017 as compared to September 30, 2017. New auto loan origination volumes increased approximately 11.4 percent during the fourth quarter of 2017 as compared to the third quarter of 2017 largely due to solid indirect auto application activity that has continued during the second half of 2017 without change to our underwriting criteria. Our Florida dealership network contributed over $34 million in new auto loans, representing approximately 21 percent of Valley's total auto loan production for the fourth quarter of 2017, as compared to approximately $25 million, or 17 percent, of Valley's total auto originations for the third quarter of 2017.
Other consumer loans increased $50.2 million, or 29.6 percent on an annualized basis, to $728.1 million at December 31, 2017 as compared to September 30, 2017 mainly due to continued growth and customer usage of collateralized personal lines of credit.
Deposits. Total deposits increased $840.7 million, or 4.9 percent, to approximately $18.2 billion at December 31, 2017 from September 30, 2017 mostly due to increases in money market accounts and time deposits resulting from ongoing retail and business account initiatives in 2017. Non-interest bearing deposit balances also increased $125.6 million at December 31, 2017 as compared to September 30, 2017 primarily due to normal seasonal commercial account activity. Non-interest bearing deposits; savings, NOW, money market deposits; and time deposits represented approximately 29 percent, 52 percent and 19 percent of total deposits as of December 31, 2017, respectively. The composition of deposits based upon the period end balances remained relatively unchanged at December 31, 2017 as compared to September 30, 2017.

Other Borrowings. Short-term borrowings decreased $734.1 million, or 49.5 percent, to approximately $748.6 million at December 31, 2017 from September 30, 2017 mostly due to lower levels of short-term FHLB borrowings caused by the success of our current deposit gathering initiatives, and a partial shift to long-term borrowings in the fourth quarter. As a result, long-term borrowing increased $100.6 million, or 4.5 percent, to $2.3 billion at December 31, 2017 from September 30, 2017.
Credit Quality
Non-Performing Assets. Our past due loans and non-accrual loans discussed further below exclude PCI loans. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are accounted for on a pool basis and are not subject to delinquency classification in the same manner as loans originated by Valley. At December 31, 2017, our PCI loan portfolio totaled $1.4 billion, or 7.6 percent of our total loan portfolio.
Total non-performing assets (NPAs), consisting of non-accrual loans, other real estate owned (OREO), other repossessed assets and non-accrual debt securities totaled $57.5 million at December 31, 2017 compared to $55.2 million at September 30, 2017. The $2.3 million increase in NPAs from September 30, 2017 was mostly due to an increase of $5.4 million in non-accrual loans, partially offset by a $975

Valley National Bancorp (NYSE: VLY)
2017 Fourth Quarter Earnings
January 25, 2018

thousand decrease in OREO at December 31, 2017. The increase in non-accrual loans was primarily related to taxi medallion loans totaling $8.8 million (See further discussion of our taxi medallion lending below). Despite the increase, non-accrual loans represented only 0.26 percent of total loans at December 31, 2017 as compared to 0.23 percent of total loans at September 30, 2017.
Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) increased $50.3 million to $80.5 million, or 0.44 percent of total loans, at December 31, 2017 as compared to $30.1 million, or 0.17 percent of total loans, at September 30, 2017. The higher level of accruing past due loans was primarily caused by increases of $16.3 million and $12.9 million in construction loans past due 60 to 89 days and 30 to 59 days, respectively. The majority of the construction loans in these past due categories at December 31, 2017 are now either current to contractual terms or, if matured, in the normal process of renewal or collection. Our commercial real estate loans past due 30 to 59 days were $11.2 million at December 31, 2017 as compared to $4.8 million at September 30, 2017. The increase was largely related to 3 performing matured loans (in the normal process of renewal) with total combined balance of $7.6 million.
During the fourth quarter of 2017, we continued to closely monitor our NYC and Chicago taxi medallion loans within the commercial and industrial loan portfolio. While the vast majority of the taxi medallion loans are currently performing, continued negative trends in the market valuations of the underlying taxi medallion collateral could impact the future performance and internal classification of this portfolio. At December 31, 2017, the NYC and Chicago taxi medallion loans totaling $127.7 million and $9.6 million, respectively, are largely classified as substandard and special mention loans. At December 31, 2017, the medallion portfolio included impaired loans of $63.9 million with related reserves of $9.1 million within the allowance for loan losses as compared to impaired loans of $40.5 million with related reserves of $5.0 million at September 30, 2017. At December 31, 2017, the impaired taxi medallion loans largely consisted of performing troubled debt restructured (TDR) loans classified as substandard loans, as well as $14.2 million of non-accrual taxi cab medallion loans classified as doubtful. Our non-accrual taxi medallion loans increased $8.6 million as compared to September 30, 2017 largely due to weakened levels of cash flow, collateral and guarantor support in relation to some medallion borrowers, and not due to actual loan performance.
Valley's historical taxi medallion lending criteria has been conservative in regards to capping the loan amounts in relation to market valuations, as well as obtaining personal guarantees and other collateral in certain instances. However, potential further declines in the market valuation of taxi medallions could negatively impact the future performance of this portfolio.

Valley National Bancorp (NYSE: VLY)
2017 Fourth Quarter Earnings
January 25, 2018

The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category (including PCI loans) at December 31, 2017, September 30, 2017, and December 31, 2016:

	December 31, 2017		September 30, 2017		December 31, 2016
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
	($ in thousands)
Loan Category:
Commercial and industrial loans*	$60,828	2.22%	$57,203	2.11%	$53,005	2.01%
Commercial real estate loans:
Commercial real estate	36,293	0.38%	36,626	0.39%	36,405	0.42%
Construction	18,661	2.19%	18,673	2.07%	19,446	2.36%
Total commercial real estate loans	54,954	0.53%	55,299	0.54%	55,851	0.59%
Residential mortgage loans	3,605	0.13%	3,892	0.13%	3,702	0.13%
Consumer loans:
Home equity	579	0.13%	592	0.13%	486	0.10%
Auto and other consumer	4,486	0.23%	4,494	0.24%	3,560	0.21%
Total consumer loans	5,065	0.21%	5,086	0.22%	4,046	0.19%
Total allowance for credit losses	$124,452	0.68%	$121,480	0.67%	$116,604	0.68%
Allowance for credit losses as a %
of non-PCI loans		0.73%		0.73%		0.75%

* Includes the reserve for unfunded letters of credit.

Our loan portfolio, totaling $18.3 billion at December 31, 2017, had net recoveries of loan charge-offs of $772 thousand and $1.2 million for the fourth quarter of 2017 and third quarter of 2017, respectively, as compared to net loan charge-offs of $110 thousand for the fourth quarter of 2016. Overall, net loan charge-offs decreased to $2.1 million for the year ended December 31, 2017 from $3.6 million for the year ended December 31, 2016. During the fourth quarter of 2017, we recorded a provision for credit losses totaling $2.2 million as compared to $1.6 million for the third quarter of 2017 and $3.8 million for the fourth quarter of 2016. Overall, our provision for credit losses was $9.9 million for the year ended December 31, 2017 as compared to $11.9 million for the year ended December 31, 2016.
The allowance for credit losses, comprised of our allowance for loan losses and reserve for unfunded letters of credit, as a percentage of total loans was 0.68 percent at both December 31, 2017 and December 31, 2016, and was 0.67 percent at September 30, 2017. At December 31, 2017, our allowance allocations for losses as a percentage of total loans remained relatively stable in most loan categories as compared to September 30, 2017, but increased 0.11 percent for commercial and industrial loans due, in part, to an increase in specific reserves for impaired loans.
Our allowance for credit losses as a percentage of total non-PCI loans (excluding PCI loans with carrying values totaling approximately $1.4 billion) was 0.73 percent at December 31, 2017 as compared to 0.73 percent and 0.75 percent at September 30, 2017 and December 31, 2016, respectively. PCI loans, largely acquired through prior bank acquisitions, are accounted for on a pool basis and initially recorded net of

Valley National Bancorp (NYSE: VLY)
2017 Fourth Quarter Earnings
January 25, 2018

fair valuation discounts related to credit which may be used to absorb future losses on such loans before any allowance for loan losses is recognized subsequent to acquisition. Due to the adequacy of such discounts, there were no allowance reserves related to PCI loans at December 31, 2017, September 30, 2017 and December 31, 2016.
Capital Adequacy
Valley's regulatory capital ratios continue to reflect its strong capital position. Valley's total risk-based capital, Tier 1 capital, Tier 1 leverage capital, and common equity Tier 1 capital ratios were 12.61 percent, 10.41 percent, 8.03 percent and 9.22 percent, respectively, at December 31, 2017.
Investor Conference Call
Valley will host a conference call with investors and the financial community at 11:00 AM Eastern Standard Time, today to discuss the 2017 fourth quarter earnings. Those wishing to participate in the call may dial toll-free (800) 230-1951. Investor presentation materials will be made available prior to the conference call at www.valleynationalbank.com.
About Valley
Valley National Bancorp is a regional bank holding company headquartered in Wayne, New Jersey with approximately $28 billion in assets, reflecting the recent acquisition of USAB. Its principal subsidiary, Valley National Bank, currently operates over 230 branch locations in northern and central New Jersey, the New York City boroughs of Manhattan, Brooklyn, Queens and Long Island, Florida and Alabama. Valley National Bank is one of the largest commercial banks headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service. For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call our Customer Service Center at 800-522-4100.
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	weakness or a decline in the economy, mainly in New Jersey, New York, Florida and Alabama, as well as an unexpected decline in commercial real estate values within our market areas;

•	less than expected cost reductions and revenue enhancement from Valley's cost reduction plans including its earnings enhancement program called "LIFT";

•	higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from the impact of the Tax Act and other changes in tax laws, regulations and case law;

Valley National Bancorp (NYSE: VLY)
2017 Fourth Quarter Earnings
January 25, 2018

•
damage verdicts or settlements or restrictions related to existing or potential litigations arising from claims of breach of fiduciary responsibility, negligence, fraud, contractual claims, environmental laws, patent or trade mark infringement, employment related claims, and other matters;

•	the loss of or decrease in lower-cost funding sources within our deposit base may adversely impact our net interest income and net income;

•
cyber attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems;

•
results of examinations by the OCC, the FRB, the CFPB and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, require us to reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;

•
changes in accounting policies or accounting standards, including the new authoritative accounting guidance (known as the current expected credit loss (CECL) model) which may increase the required level of our allowance for credit losses after adoption on January 1, 2020;

•
our inability or determination not to pay dividends at current levels, or at all, because of inadequate future earnings, regulatory restrictions or limitations, changes in our capital requirements or a decision to increase capital by retaining more earnings;

•	higher than expected loan losses within one or more segments of our loan portfolio;

•	unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events;

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors;

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships.

•	the risk that the businesses of Valley and USAB may not be combined successfully, or such combination may take longer or be more difficult, time-consuming or costly to accomplish than expected;

•
the diversion of management's time on issues relating to merger integration; the inability to realize expected cost savings and synergies from the merger of USAB with Valley in the amounts or in the timeframe anticipated; and

•	the inability to retain USAB’s customers and employees.
A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the period ended September 30, 2017.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
# # #
-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands, except for share data)	2017	2017	2016	2017	2016
FINANCIAL DATA:
Net interest income	$171,969	$164,854	$164,395	$668,312	$618,149
Net interest income - FTE (1)	173,949	166,878	166,601	676,615	626,531
Non-interest income	27,604	26,088	32,660	103,441	103,225
Non-interest expense	136,317	132,565	124,829	509,073	476,125
Income tax expense	34,958	17,088	18,336	90,831	65,234
Net income	26,098	39,649	50,090	161,907	168,146
Dividends on preferred stock	3,172	2,683	1,797	9,449	7,188
Net income available to common stockholders	$22,926	$36,966	$48,293	$152,458	$160,958
Weighted average number of common shares outstanding:
Basic	264,332,895	264,058,174	256,422,437	264,038,123	254,841,571
Diluted	265,288,067	264,936,220	256,952,036	264,889,007	255,268,336
Per common share data:
Basic earnings	$0.09	$0.14	$0.19	$0.58	$0.63
Diluted earnings	0.09	0.14	0.19	0.58	0.63
Cash dividends declared	0.11	0.11	0.11	0.44	0.44
Closing stock price - high	12.17	12.40	11.97	12.76	11.97
Closing stock price - low	11.00	10.71	9.46	10.71	8.31
CORE ADJUSTED FINANCIAL DATA: (2)
Net income available to common shareholders, as adjusted	$46,560	$43,919	$48,293	$183,046	$160,958
Basic earnings per share, as adjusted	0.18	0.17	0.19	0.69	0.63
Diluted earnings per share, as adjusted	0.18	0.17	0.19	0.69	0.63
FINANCIAL RATIOS:					`
Net interest margin	3.14%	3.05%	3.23%	3.11%	3.12%
Net interest margin - FTE (1)	3.17	3.08	3.27	3.15	3.16
Annualized return on average assets	0.44	0.67	0.88	0.69	0.76
Annualized return on avg. shareholders' equity	4.07	6.34	8.70	6.55	7.46
Annualized return on avg. tangible shareholders' equity (2)	5.71	8.96	12.76	9.32	11.07
Efficiency ratio (3)	68.30	69.43	63.35	65.96	66.00
CORE ADJUSTED FINANCIAL RATIOS: (2)
Annualized return on average assets, as adjusted	0.83%	0.79%	0.88%	0.82%	0.76%
Annualized return on average shareholders' equity, as adjusted	7.76	7.45	8.70	7.79	7.46
Annualized return on average tangible shareholders' equity, as adjusted	10.87	10.54	12.76	11.08	11.07
Efficiency ratio, as adjusted	57.44	59.21	56.56	58.93	61.19
AVERAGE BALANCE SHEET ITEMS:
Assets	$23,907,011	$23,604,252	$22,679,991	$23,478,798	$22,044,874
Interest earning assets	21,932,517	21,642,846	20,388,486	21,488,498	19,829,312
Loans	18,242,690	18,006,274	16,779,765	17,819,003	16,400,745
Interest bearing liabilities	15,919,382	15,737,738	14,928,160	15,640,317	14,524,881
Deposits	17,812,343	17,353,099	17,428,646	17,456,115	16,734,639
Shareholders' equity	2,562,326	2,502,538	2,304,208	2,471,751	2,253,570

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
BALANCE SHEET ITEMS:	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2017	2017	2017	2017	2016
Assets	$24,002,306	$23,780,661	$23,449,350	$23,220,456	$22,864,439
Total loans	18,331,580	18,201,462	17,710,760	17,449,498	17,236,103
Non-PCI loans	16,944,365	16,729,607	16,169,291	15,794,797	15,464,601
Deposits	18,153,462	17,312,766	17,250,018	17,331,141	17,730,708
Shareholders' equity	2,533,165	2,537,984	2,423,901	2,398,541	2,377,156

LOANS:
(In thousands)
Commercial and industrial	$2,741,425	$2,706,912	$2,631,312	$2,642,319	$2,638,195
Commercial real estate:
Commercial real estate	9,496,777	9,351,068	9,230,514	9,016,418	8,719,667
Construction	851,105	903,640	881,073	835,854	824,946
Total commercial real estate	10,347,882	10,254,708	10,111,587	9,852,272	9,544,613
Residential mortgage	2,859,035	2,941,435	2,724,777	2,745,447	2,867,918
Consumer:
Home equity	446,280	448,842	450,510	458,891	469,009
Automobile	1,208,902	1,171,685	1,150,343	1,150,053	1,139,227
Other consumer	728,056	677,880	642,231	600,516	577,141
Total consumer loans	2,383,238	2,298,407	2,243,084	2,209,460	2,185,377
Total loans	$18,331,580	$18,201,462	$17,710,760	$17,449,498	$17,236,103

CAPITAL RATIOS:
Book value per common share	$8.79	$8.81	$8.76	$8.67	$8.59
Tangible book value per common share(2)	6.01	6.04	5.98	5.88	5.80
Tangible common equity to tangible assets (2)	6.83%	6.92%	6.95%	6.90%	6.91%
Tier 1 leverage capital	8.03	8.13	7.69	7.70	7.74
Common equity tier 1 capital	9.22	9.22	9.18	9.12	9.27
Tier 1 risk-based capital	10.41	10.42	9.81	9.76	9.90
Total risk-based capital	12.61	12.61	11.99	11.96	12.15

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Years Ended
ALLOWANCE FOR CREDIT LOSSES:	December 31,	September 30,	December 31,	December 31,
($ in thousands)	2017	2017	2016	2017	2016
Beginning balance - Allowance for credit losses	$121,480	$118,621	$112,914	$116,604	$108,367
Loans charged-off:
Commercial and industrial	(532)	(265)	(483)	(5,421)	(5,990)
Commercial real estate	(6)	—	(131)	(559)	(650)
Construction	—	—	—	—	—
Residential mortgage	(42)	(129)	(116)	(530)	(866)
Total Consumer	(1,097)	(1,335)	(911)	(4,564)	(3,463)
Total loans charged-off	(1,677)	(1,729)	(1,641)	(11,074)	(10,969)
Charged-off loans recovered:
Commercial and industrial	1,256	2,320	435	4,736	2,852
Commercial real estate	22	42	466	552	2,047
Construction	579	—	—	873	10
Residential mortgage	113	220	171	1,016	774
Total Consumer	479	366	459	1,803	1,654
Total loans recovered	2,449	2,948	1,531	8,980	7,337
Net recoveries (charge-offs)	772	1,219	(110)	(2,094)	(3,632)
Provision for credit losses	2,200	1,640	3,800	9,942	11,869
Ending balance - Allowance for credit losses	$124,452	$121,480	$116,604	$124,452	$116,604
Components of allowance for credit losses:
Allowance for loans	$120,856	$118,966	$114,419	$120,856	$114,419
Allowance for unfunded letters of credit	3,596	2,514	2,185	3,596	2,185
Allowance for credit losses	$124,452	$121,480	$116,604	$124,452	$116,604
Components of provision for credit losses:
Provision for loan losses	$1,118	$1,301	$3,832	$8,531	$11,873
Provision for unfunded letters of credit	1,082	339	(32)	1,411	(4)
Provision for credit losses	$2,200	$1,640	$3,800	$9,942	$11,869

Annualized ratio of total net (recoveries) charge-offs to average loans	(0.02)%	(0.03)%	0.00%	0.01%	0.02%
Allowance for credit losses as a % of non-PCI loans	0.73%	0.73%	0.75%	0.73%	0.75%
Allowance for credit losses as a % of total loans	0.68%	0.67%	0.68%	0.68%	0.68%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
ASSET QUALITY: (4)	December 31,	September 30,	June 30,	March 31,	December 31,
($ in thousands)	2017	2017	2017	2017	2016
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$3,650	$1,186	$2,391	$29,734	$6,705
Commercial real estate	11,223	4,755	6,983	11,637	5,894
Construction	12,949	—	—	7,760	6,077
Residential mortgage	12,669	7,942	4,677	7,533	12,005
Total Consumer	8,409	5,205	4,393	3,740	4,197
Total 30 to 59 days past due	48,900	19,088	18,444	60,404	34,878
60 to 89 days past due:
Commercial and industrial	544	3,043	2,686	341	5,010
Commercial real estate	—	626	8,233	359	8,642
Construction	18,845	2,518	854	—	—
Residential mortgage	7,903	1,604	1,721	4,177	3,564
Total Consumer	1,199	1,019	1,007	787	1,147
Total 60 to 89 days past due	28,491	8,810	14,501	5,664	18,363
90 or more days past due:
Commercial and industrial	—	125	—	405	142
Commercial real estate	27	389	2,315	—	474
Construction	—	—	2,879	—	1,106
Residential mortgage	2,779	1,433	3,353	1,355	1,541
Total Consumer	284	301	275	314	209
Total 90 or more days past due	3,090	2,248	8,822	2,074	3,472
Total accruing past due loans	$80,481	$30,146	$41,767	$68,142	$56,713
Non-accrual loans:
Commercial and industrial	$20,890	$11,983	$11,072	$8,676	$8,465
Commercial real estate	11,328	13,870	15,514	15,106	15,079
Construction	732	1,116	1,334	1,461	715
Residential mortgage	12,405	12,974	12,825	11,650	12,075
Total Consumer	1,870	1,844	1,409	1,395	1,174
Total non-accrual loans	47,225	41,787	42,154	38,288	37,508
Other real estate owned (OREO)(5)	9,795	10,770	10,182	10,737	9,612
Other repossessed assets	441	480	342	475	384
Non-accrual debt securities(6)	—	2,115	1,878	2,007	1,935
Total non-performing assets	$57,461	$55,152	$54,556	$51,507	$49,439
Performing troubled debt restructured loans	$117,176	$113,677	$109,802	$80,360	$85,166
Total non-accrual loans as a % of loans	0.26%	0.23%	0.24%	0.22%	0.22%
Total accruing past due and non-accrual loans as a % of loans	0.70%	0.40%	0.47%	0.61%	0.55%
Allowance for loan losses as a % of non-accrual loans	255.92%	284.70%	276.24%	301.51%	305.05%
Non-performing purchased credit-impaired loans (7)	$38,088	$25,413	$33,715	$25,857	$27,011

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)
Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(2)
This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley's financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley's presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley's business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands, except for share data)	2017	2017	2016	2017	2016
Adjusted net income available to common shareholders:
Net income, as reported	$26,098	$39,649	$50,090	$161,907	$168,146
Add: LIFT program expenses (net of tax)*	—	5,753	—	5,753	—
Add: Merger related expenses (net of tax)**	1,073	1,200	—	2,274	—
Add: Amortization of tax credit investments (Tax Act Impact Only)	4,271	—	—	4,271	—
Add: Income Tax Expense (Tax Act Impact Only)	18,290	—	—	18,290	—
Net income, as adjusted	$49,732	$46,602	$50,090	$192,495	$168,146
Dividends on preferred stock	3,172	2,683	1,797	9,449	7,188
Net income available to common shareholders, as adjusted	$46,560	$43,919	$48,293	$183,046	$160,958
_____________
* LIFT program expenses are primarily within professional and legal fees, and salary and employee benefits expense.
** Merger related expenses are primarily within professional and legal fees.
Adjusted per common share data:
Net income available to common shareholders, as adjusted	$46,560	$43,919	$48,293	$183,046	$160,958
Average number of shares outstanding	264,332,895	264,058,174	256,422,437	264,038,123	254,841,571
Basic earnings, as adjusted	$0.18	$0.17	$0.19	$0.69	$0.63
Average number of diluted shares outstanding	265,288,067	264,936,220	256,952,036	264,889,007	255,268,336
Diluted earnings, as adjusted	$0.18	$0.17	$0.19	$0.69	$0.63
Adjusted annualized return on average tangible shareholders' equity:
Net income, as adjusted	$49,732	$46,602	$50,090	$192,495	$168,146
Average shareholders' equity	2,562,326	2,502,538	2,304,208	2,471,751	2,253,570
Less: Average goodwill and other intangible assets	(732,604)	(733,450)	(733,714)	(734,200)	(734,520)
Average tangible shareholders' equity	$1,829,722	$1,769,088	$1,570,494	$1,737,551	$1,519,050
Annualized return on average tangible shareholders' equity	10.87%	10.54%	12.76%	11.08%	11.07%
Adjusted annualized return on average assets:
Net income, as adjusted	$49,732	$46,602	$50,090	$192,495	$168,146
Average assets	$23,907,011	$23,604,252	$22,679,991	$23,478,798	$22,044,874
Annualized return on average assets, as adjusted	0.83%	0.79%	0.88%	0.82%	0.76%
Adjusted annualized return on average shareholders' equity:
Net income, as adjusted	$49,732	$46,602	$50,090	$192,495	$168,146
Average shareholders' equity	$2,562,326	$2,502,538	$2,304,208	$2,471,751	$2,253,570
Annualized return on average shareholders' equity, as adjusted	7.76%	7.45%	8.70%	7.79%	7.46%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands)	2017	2017	2016	2017	2016
Annualized return on average tangible shareholders' equity:
Net income	$26,098	$39,649	$50,090	$161,907	$168,146
Average shareholders' equity	2,562,326	2,502,538	2,304,208	2,471,751	2,253,570
Less: Average goodwill and other intangible assets	(732,604)	(733,450)	(733,714)	(734,200)	(734,520)
Average tangible shareholders' equity	$1,829,722	$1,769,088	$1,570,494	$1,737,551	$1,519,050
Annualized return on average tangible shareholders' equity	5.71%	8.96%	12.76%	9.32%	11.07%
Adjusted efficiency ratio:
Non-interest expense	$136,317	$132,565	$124,829	$509,073	$476,125
Less: LIFT program expenses (pre-tax)	—	9,875	—	9,875	—
Less: Merger-related expenses (pre-tax)	1,378	1,241	—	2,620	—
Less: Amortization of tax credit investments (pre-tax)	20,302	8,389	13,384	41,747	34,744
Non-interest expense, as adjusted	114,637	113,060	111,445	454,831	441,381
Net interest income	171,969	164,854	164,395	668,312	618,149
Non-interest income	27,604	26,088	32,660	103,441	103,225
Gross operating income	$199,573	$190,942	$197,055	$771,753	$721,374
Efficiency ratio, as adjusted	57.44%	59.21%	56.56%	58.93%	61.19%

	As Of
	December 31,	September 30,	June 30,	March 31,	December 31,
($ in thousands, except for share data)	2017	2017	2017	2017	2016
Tangible book value per common share:
Common shares outstanding	264,468,851	264,197,172	263,971,766	263,842,268	263,638,830
Shareholders' equity	$2,533,165	$2,537,984	$2,423,901	$2,398,541	$2,377,156
Less: Preferred Stock	(209,691)	(209,691)	(111,590)	(111,590)	(111,590)
Less: Goodwill and other intangible assets	(733,144)	(733,498)	(734,337)	(735,595)	(736,121)
Tangible common shareholders' equity	$1,590,330	$1,594,795	$1,577,974	$1,551,356	$1,529,445
Tangible book value per common share	$6.01	$6.04	$5.98	$5.88	$5.80
Tangible common equity to tangible assets:
Tangible common shareholders' equity	$1,590,330	$1,594,795	$1,577,974	$1,551,356	$1,529,445
Total assets	$24,002,306	$23,780,661	$23,449,350	$23,220,456	$22,864,439
Less: Goodwill and other intangible assets	(733,144)	(733,498)	(734,337)	(735,595)	(736,121)
Tangible assets	$23,269,162	$23,047,163	$22,715,013	$22,484,861	$22,128,318
Tangible common equity to tangible assets	6.83%	6.92%	6.95%	6.90%	6.91%

(3)	The efficiency ratio measures Valley's total non-interest expense as a percentage of net interest income plus total non-interest income.
(4)
Past due loans and non-accrual loans exclude purchased credit-impaired (PCI) loans. PCI loans are accounted for on a pool basis under U.S. GAAP and are not subject to delinquency classification in the same manner as loans originated by Valley.

(5)
Excludes OREO properties related to FDIC-assisted transactions totaling $558 thousand at December 31, 2016. These assets are covered by the loss-sharing agreements with the FDIC. There were no covered OREO properties at December 31, 2017, September 30, 2017, June 30, 2017 and March 31, 2017.

(6)
Includes other-than-temporarily impaired trust preferred securities classified as available for sale, which are presented at carrying value (net of unrealized losses totaling $637 thousand, $875 thousand, $745 thousand and $817 thousand at September 30, 2017, June 30, 2017, March 31, 2017 and December 31, 2016, respectively) after recognition of all credit impairments. There were no non-accrual debt securities at December 31, 2017.

(7)
Represent PCI loans meeting Valley's definition of non-performing loan (i.e., non-accrual loans), but are not subject to such classification under U.S. GAAP because the loans are accounted for on a pooled basis and are excluded from the non-accrual loans in the table above.

SHAREHOLDERS RELATIONS
Requests for copies of reports and/or other inquiries should be directed to Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 305-1364 or by e-mail at tzarkadas@valleynationalbank.com.

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	December 31,
	2017	2016
	(Unaudited)
Assets
Cash and due from banks	$243,310	$220,791
Interest bearing deposits with banks	172,800	171,710
Investment securities:
Held to maturity (fair value of $1,837,620 at December 31, 2017 and $1,924,597 at December 31, 2016)	1,842,691	1,925,572
Available for sale	1,493,905	1,297,373
Total investment securities	3,336,596	3,222,945
Loans held for sale, at fair value	15,119	57,708
Loans	18,331,580	17,236,103
Less: Allowance for loan losses	(120,856)	(114,419)
Net loans	18,210,724	17,121,684
Premises and equipment, net	287,705	291,180
Bank owned life insurance	386,079	391,830
Accrued interest receivable	73,990	66,816
Goodwill	690,637	690,637
Other intangible assets, net	42,507	45,484
Other assets	542,839	583,654
Total Assets	$24,002,306	$22,864,439
Liabilities
Deposits:
Non-interest bearing	$5,224,928	$5,252,825
Interest bearing:
Savings, NOW and money market	9,365,013	9,339,012
Time	3,563,521	3,138,871
Total deposits	18,153,462	17,730,708
Short-term borrowings	748,628	1,080,960
Long-term borrowings	2,315,819	1,433,906
Junior subordinated debentures issued to capital trusts	41,774	41,577
Accrued expenses and other liabilities	209,458	200,132
Total Liabilities	21,469,141	20,487,283
Shareholders’ Equity
Preferred stock, no par value; 50,000,000 shares authorized:
Series A (4,600,000 shares issued at December 31, 2017 and December 31, 2016)	111,590	111,590
Series B (4,000,000 shares issued at December 31, 2017)	98,101	—
Common stock (no par value, authorized 450,000,000 shares; issued 264,498,643 shares at December 31, 2017 and 263,804,877 shares at December 31, 2016)	92,727	92,353
Surplus	2,060,356	2,044,401
Retained earnings	208,806	172,754
Accumulated other comprehensive loss	(38,078)	(42,093)
Treasury stock, at cost (29,792 shares at December 31, 2017 and 166,047 common shares at December 31, 2016)	(337)	(1,849)
Total Shareholders’ Equity	2,533,165	2,377,156
Total Liabilities and Shareholders’ Equity	$24,002,306	$22,864,439

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2017	2017	2016	2017	2016
Interest Income
Interest and fees on loans	$195,092	$186,773	$179,271	$742,739	$685,911
Interest and dividends on investment securities:
Taxable	18,237	17,922	15,656	72,676	58,143
Tax-exempt	3,673	3,752	4,090	15,399	15,537
Dividends	2,867	2,657	1,798	9,812	6,206
Interest on federal funds sold and other short-term investments	637	546	280	1,793	1,126
Total interest income	220,506	211,650	201,095	842,419	766,923
Interest Expense
Interest on deposits:
Savings, NOW and money market	16,762	15,641	10,418	55,300	39,787
Time	11,975	10,852	9,555	42,546	37,775
Interest on short-term borrowings	3,456	5,161	3,485	18,034	12,022
Interest on long-term borrowings and junior subordinated debentures	16,344	15,142	13,242	58,227	59,190
Total interest expense	48,537	46,796	36,700	174,107	148,774
Net Interest Income	171,969	164,854	164,395	668,312	618,149
Provision for credit losses	2,200	1,640	3,800	9,942	11,869
Net Interest Income After Provision for Credit Losses	169,769	163,214	160,595	658,370	606,280
Non-Interest Income
Trust and investment services	2,932	3,062	2,733	11,538	10,345
Insurance commissions	4,218	4,519	4,973	18,156	19,106
Service charges on deposit accounts	5,393	5,558	5,419	21,529	20,879
(Losses) gains on securities transactions, net	(25)	6	519	(20)	777
Fees from loan servicing	1,843	1,895	1,688	7,384	6,441
Gains on sales of loans, net	6,375	5,520	12,307	20,814	22,030
Bank owned life insurance	1,633	1,541	1,230	7,338	6,694
Other	5,235	3,987	3,791	16,702	16,953
Total non-interest income	27,604	26,088	32,660	103,441	103,225
Non-Interest Expense
Salary and employee benefits expense	62,453	67,062	61,415	254,569	235,853
Net occupancy and equipment expense	23,843	22,756	21,525	92,243	87,140
FDIC insurance assessment	5,163	4,603	5,102	19,821	20,100
Amortization of other intangible assets	2,420	2,498	2,875	10,016	11,327
Professional and legal fees	5,727	11,110	4,357	25,834	17,755
Amortization of tax credit investments	20,302	8,389	13,384	41,747	34,744
Telecommunication expense	2,091	2,464	2,882	9,921	10,021
Other	14,318	13,683	13,289	54,922	59,185
Total non-interest expense	136,317	132,565	124,829	509,073	476,125
Income Before Income Taxes	61,056	56,737	68,426	252,738	233,380
Income tax expense	34,958	17,088	18,336	90,831	65,234
Net Income	26,098	39,649	50,090	161,907	168,146
Dividends on preferred stock	3,172	2,683	1,797	9,449	7,188
Net Income Available to Common Shareholders	$22,926	$36,966	$48,293	$152,458	$160,958
Earnings Per Common Share:
Basic	$0.09	$0.14	$0.19	$0.58	$0.63
Diluted	0.09	0.14	0.19	0.58	0.63
Cash Dividends Declared per Common Share	0.11	0.11	0.11	0.44	0.44
Weighted Average Number of Common Shares Outstanding:
Basic	264,332,895	264,058,174	256,422,437	264,038,123	254,841,571
Diluted	265,288,067	264,936,220	256,952,036	264,889,007	255,268,336

	VALLEY NATIONAL BANCORP
	Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
	Net Interest Income on a Tax Equivalent Basis
	Three Months Ended
	December 31, 2017			September 30, 2017			December 31, 2016
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets
Loans (1)(2)	$18,242,690	$195,094	4.28%	$18,006,274	$186,776	4.15%	$16,779,765	$179,275	4.27%
Taxable investments (3)	2,931,144	21,104	2.88%	2,905,400	20,579	2.83%	2,680,175	17,454	2.60%
Tax-exempt investments (1)(3)	528,681	5,651	4.28%	556,061	5,773	4.15%	632,011	6,292	3.98%
Federal funds sold and other interest bearing deposits	230,002	637	1.11%	175,111	546	1.25%	296,535	280	0.38%
Total interest earning assets	21,932,517	222,486	4.06%	21,642,846	213,674	3.95%	20,388,486	203,301	3.99%
Other assets	1,974,494			1,961,406			2,291,505
Total assets	$23,907,011			$23,604,252			$22,679,991
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$9,085,986	$16,762	0.74%	$8,799,955	$15,641	0.71%	$9,034,605	$10,418	0.46%
Time deposits	3,478,046	11,975	1.38%	3,368,153	10,852	1.29%	3,137,057	9,555	1.22%
Short-term borrowings	1,011,130	3,456	1.37%	1,537,562	5,161	1.34%	1,266,311	3,485	1.10%
Long-term borrowings (4)	2,344,220	16,344	2.79%	2,032,068	15,142	2.98%	1,490,187	13,242	3.55%
Total interest bearing liabilities	15,919,382	48,537	1.22%	15,737,738	46,796	1.19%	14,928,160	36,700	0.98%
Non-interest bearing deposits	5,248,311			5,184,991			5,256,984
Other liabilities	176,992			178,985			190,639
Shareholders' equity	2,562,326			2,502,538			2,304,208
Total liabilities and shareholders' equity	$23,907,011			$23,604,252			$22,679,991
Net interest income/interest rate spread (5)		$173,949	2.84%		$166,878	2.76%		$166,601	3.01%
Tax equivalent adjustment		(1,980)			(2,024)			(2,206)
Net interest income, as reported		$171,969			$164,854			$164,395
Net interest margin (6)			3.14%			3.05%			3.23%
Tax equivalent effect			0.03%			0.03%			0.04%
Net interest margin on a fully tax equivalent basis (6)			3.17%			3.08%			3.27%

(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate. Effective January 1, 2018, Valley's federal tax rate will decrease to 21 percent under the Tax Act.

(2)	Loans are stated net of unearned income and include non-accrual loans.

(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.

(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.

(5)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(6)	Net interest income as a percentage of total average interest earning assets.